PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-293684 and 333-293684-01
Dated August 27, 2026

JPMorgan Chase Financial Company LLC Trigger Autocallable Contingent Yield Notes

$1,000,000 Linked to the common stock of Advanced Micro Devices, Inc. due August 31, 2028
$1,000,000 Linked to the Class A common stock of CrowdStrike Holdings, Inc. due August 31, 2028

$1,000,000 Linked to the common stock of Snowflake Inc. due August 31, 2028
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the performance of the common stock of a specific company (the “Underlying”). If the closing price of one share of the applicable Underlying on a monthly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Financial will automatically call the Notes early if the closing price of one share of the applicable Underlying on any monthly Observation Date is equal to or greater than the applicable Initial Value. If the Notes are called, JPMorgan Financial will pay the principal amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Notes are not called prior to maturity and the applicable Final Value is equal to or greater than the applicable Downside Threshold (which is the same price as the applicable Coupon Barrier), JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to the applicable Contingent Coupon. If the Notes are not called prior to maturity and the applicable Final Value is less than the applicable Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. The closing price of one share of the applicable Underlying is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events.” Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the applicable Contingent Coupon otherwise due for a monthly Observation Date if the closing price of one share of the applicable Underlying on that monthly Observation Date is equal to or greater than the applicable Initial Value. No further payments will be made on the Notes. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Coupon: If the closing price of one share of the applicable Underlying on a monthly Observation Date (including the Final Valuation Date) is equal to or greater than the applicable Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.
❑	Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the applicable Underlying closes at or above the applicable Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to the applicable Contingent Coupon. If by maturity the Notes have not been called and the applicable Underlying closes below the applicable Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	August 27, 2026
Original Issue Date (Settlement Date)	August 31, 2026
Observation Dates[2]	Monthly (see page 5)
Final Valuation Date[2]	August 28, 2028
Maturity Date[2]	August 31, 2028
1	The Initial Value of the applicable Underlying is the closing price of one share of that Underlying on August 26, 2026 and is not the closing price of one share of that Underlying on the Trade Date.
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Key Risks — Risks Relating to the Notes Generally — We May Accelerate Your Notes If an Acceleration Event Occurs” in this pricing supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offerings

This pricing supplement relates to three (3) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying. You may participate in any of the three (3) Note offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlyings described below. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the three (3) Note offerings is linked to the common stock of a different company, and each of the three (3) Note offerings has its own Contingent Coupon Rate, Initial Value, Downside Threshold and Coupon Barrier. The performance of each Note offering will not depend on the performance of any other Note offering.

Underlying	Contingent Coupon Rate	Initial Value*	Downside Threshold	Coupon Barrier	CUSIP	ISIN
Common stock of Advanced Micro Devices, Inc. (Bloomberg ticker: AMD)	19.80% per annum	$480.93	$264.51, which is 55.00% of the Initial Value	$264.51, which is 55.00% of the Initial Value	48135G291	US48135G2912
Class A common stock of CrowdStrike Holdings, Inc. (Bloomberg ticker: CRWD)	20.00% per annum	$189.18	$104.05, which is 55.00% of the Initial Value	$104.05, which is 55.00% of the Initial Value	48135G309	US48135G3092
Common stock of Snowflake Inc. (Bloomberg ticker: SNOW)	19.70% per annum	$315.37	$157.69, which is 50.00% of the Initial Value	$157.69, which is 50.00% of the Initial Value	48135G317	US48135G3175

*The Initial Value of the applicable Underlying is the closing price of one share of that Underlying on August 26, 2026 and is not the closing price of one share of that Underlying on the Trade Date.

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 17, 2026, product supplement no. 3-I dated April 17, 2026 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Advanced Micro Devices, Inc.	$1,000,000	$10	$15,000	$0.15	$985,000	$9.85
Notes linked to the Class A common stock of CrowdStrike Holdings, Inc.	$1,000,000	$10	$15,000	$0.15	$985,000	$9.85
Notes linked to the common stock of Snowflake Inc.	$1,000,000	$10	$15,000	$0.15	$985,000	$9.85
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.15 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $9.715, $9.672 and $9.668 per $10 principal amount Note linked to the common stock of Advanced Micro Devices, Inc., linked to the Class A common stock of CrowdStrike Holdings, Inc. and linked to the common stock of Snowflake Inc., respectively. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

This pricing supplement relates to three (3) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying. The purchaser of a Note will acquire a Note linked to a single Underlying (not to a basket or index that includes the other Underlyings). You may participate in any of the three (3) Note offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Note offering relates only to a single Underlying identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying (or any other Underlying) or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these Notes are a part and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. 3-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the common stock of Advanced Micro Devices, Inc., the Class A common stock of CrowdStrike Holdings, Inc. and the common stock of Snowflake Inc. is a “Reference Stock.”

Notwithstanding anything to the contrary in the accompanying product supplement, all values of an Underlying or values to which the value of that Underlying may be compared in the determination of any payment on the Notes will be rounded to the same number of decimal places as the closing value of that Underlying published by the Bloomberg Professional® service (“Bloomberg”).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying.

t    You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t    You believe the applicable Underlying will close at or above the applicable Coupon Barrier on the Observation Dates and the applicable Downside Threshold on the Final Valuation Date.

t    You believe the applicable Underlying will close at or above the applicable Initial Value on one of the specified Observation Dates.

t    You understand and accept that you will not participate in any appreciation of the applicable Underlying and that your potential return is limited to the applicable Contingent Coupons.

t    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying.

t    You are willing to invest in the Notes based on the applicable Contingent Coupon Rate indicated on the cover hereof.

t    You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Underlying.

t    You are able and willing to invest in Notes that may be called early and you are otherwise able and willing to hold the Notes to maturity.

t    You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t    You understand and accept the single stock risk associated with the Notes and you understand and are willing to accept the risks associated with the applicable Underlying.

t    You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying.

t    You require an investment designed to provide a full return of principal at maturity.

t    You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t    You believe that the price of one share of the applicable Underlying will decline during the term of the Notes and is likely to close below the applicable Coupon Barrier on the Observation Dates and the applicable Downside Threshold on the Final Valuation Date.

t    You seek an investment that participates in the full appreciation of the applicable Underlying or that has unlimited return potential.

t    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying.

t    You are not willing to invest in the Notes based on the applicable Contingent Coupon Rate indicated on the cover hereof.

t    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t    You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Underlying.

t    You are unable or unwilling to invest in Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t    You do not understand or accept the single stock risk associated with the Notes or you do not understand or are not willing to accept the risks associated with the applicable Underlying.

t    You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the section titled “The Underlyings” below.

Final Terms
Issuer	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlying	Common stock of Advanced Micro Devices, Inc. Class A common stock of CrowdStrike Holdings, Inc. Common stock of Snowflake Inc.
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term	2 years, unless called earlier
Automatic Call Feature	The Notes will be called automatically if the closing price[1] of one share of the applicable Underlying on any Observation Date is equal to or greater than the applicable Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.
Contingent Coupon

If the closing price[1] of one share of the applicable Underlying is equal to or greater than the applicable Coupon Barrier on any Observation Date, we will pay you the applicable Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing price[1] of one share of the applicable Underlying is less than the applicable Coupon Barrier on any Observation Date, the applicable Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal monthly installments at the applicable Contingent Coupon Rate, which is a per annum rate. The table below reflects the Contingent Coupon Rate of (i) 19.80% per annum for Notes linked to the common stock of Advanced Micro Devices, Inc., (ii) 20.00% per annum for Notes linked to the Class A common stock of CrowdStrike Holdings, Inc. and (iii) 19.70% per annum for Notes linked to the common stock of Snowflake Inc.

Contingent Coupon (per $10 Note)
Contingent Coupon Payments	Advanced Micro Devices, Inc.	CrowdStrike Holdings, Inc.	Snowflake Inc.
	$0.165	$0.1667	$0.1642
Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the applicable Contingent Coupon for any Observation Date on which the closing price of one share of the applicable Underlying is less than the applicable Coupon Barrier.
Contingent Coupon Rate	The Contingent Coupon Rate is (i) 19.80% per annum for Notes linked to the common stock of Advanced Micro Devices, Inc., (ii) 20.00% per annum for Notes linked to the Class A common stock of CrowdStrike Holdings, Inc. and (iii) 19.70% per annum for Notes linked to the common stock of Snowflake Inc.
Coupon Payment Dates[2]	As specified under the “Coupon Payment Dates” column of the table under “Observation Dates and Coupon Payment Dates” below
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the applicable Final Value is equal to or greater than the applicable Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Notes are not automatically called and the applicable Final Value is less than the applicable Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will be exposed to the decline in the price of one share of the applicable Underlying and you will lose a significant portion or all of your principal at maturity in an amount proportionate to the negative Underlying Return.

Underlying Return	(Final Value – Initial Value) Initial Value
Initial Value	The closing price of one share of the applicable Underlying on August 26, 2026, as specified on the cover of this pricing supplement. The Initial Value of the applicable Underlying is not the closing price of one share of that Underlying on the Trade Date.
Final Value	The closing price[1] of one share of the applicable Underlying on the Final Valuation Date
Downside Threshold	A percentage of the Initial Value of the applicable Underlying, as specified on the cover of this pricing supplement
Coupon Barrier	A percentage of the Initial Value of the applicable Underlying, as specified on the cover of this pricing supplement
Stock Adjustment Factor[1]	The Stock Adjustment Factor is referenced in determining the closing price of one share of the applicable Underlying. The Stock Adjustment Factor for the applicable Underlying is set initially at 1.0 on August 26, 2026.
[1]	The closing price and the Stock Adjustment Factor of the applicable Underlying are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events.”
[2]	See footnote 2 under “Key Dates” on the front cover.
Investment Timeline
August 26, 2026	The closing price of one share of the applicable Underlying (Initial Value) is observed, and the applicable Downside Threshold and the applicable Coupon Barrier are determined.

Trade Date (August 27, 2026)	The applicable Contingent Coupon Rate is finalized.

Monthly

If the closing price of one share of the applicable Underlying is equal to or greater than the applicable Coupon Barrier on any Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will also be called if the closing price of one share of the applicable Underlying on any Observation Date is equal to or greater than the applicable Initial Value. If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Maturity Date

The applicable Final Value is determined as of the Final Valuation Date.

If the Notes are not automatically called and the applicable Final Value is equal to or greater than the applicable Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Notes are not automatically called and the applicable Final Value is less than the applicable Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will be exposed to the decline in the price of one share of the applicable Underlying and you will lose a significant portion or all of your principal at maturity in an amount proportionate to the negative Underlying Return.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates and Coupon Payment Dates
Observation Dates	Coupon Payment Dates
September 28, 2026	October 1, 2026
October 26, 2026	October 29, 2026
November 27, 2026	December 2, 2026
December 28, 2026	December 31, 2026
January 26, 2027	January 29, 2027
February 26, 2027	March 3, 2027
March 29, 2027	April 1, 2027
April 26, 2027	April 29, 2027
May 26, 2027	June 1, 2027
June 28, 2027	July 1, 2027
July 26, 2027	July 29, 2027
August 26, 2027	August 31, 2027
September 27, 2027	September 30, 2027
October 26, 2027	October 29, 2027
November 26, 2027	December 1, 2027
December 27, 2027	December 30, 2027
January 26, 2028	January 31, 2028
February 28, 2028	March 2, 2028
March 27, 2028	March 30, 2028
April 26, 2028	May 1, 2028
May 26, 2028	June 1, 2028
June 26, 2028	June 29, 2028
July 26, 2028	July 31, 2028
August 28, 2028 (the Final Valuation Date)	August 31, 2028 (the Maturity Date)

Each of the Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Key Risks — Risks Relating to the Notes Generally — We May Accelerate Your Notes If an Acceleration Event Occurs” in this pricing supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying prospectus supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing price of one share of the applicable Underlying has declined below the applicable Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return. Under these circumstances, you will lose 1% of your principal for every 1% that the applicable Final Value is less than the applicable Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Underlying at maturity.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
t	We May Accelerate Your Notes If an Acceleration Event Occurs — Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your Notes and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the Notes as of the date of the notice of acceleration. An acceleration event means an Underlying is no longer listed or admitted to trading on its relevant exchange and the calculation agent determines, in its sole discretion, that no Replacement Reference Stock (as defined in the accompanying product supplement) is available. If the payment on your Notes is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “The Underlyings — Reference Stocks — Delisting of a Reference Stock or Nationalization of a Reference Stock Issuer” in the accompanying product supplement for more information.
t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing price of one share of the applicable Underlying on an Observation Date is less than the applicable Coupon Barrier, we will not pay you the applicable Contingent Coupon for that Observation Date and the applicable Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the applicable Underlying is less than the applicable Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.
t	Return on the Notes Is Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of the Applicable Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of any appreciation in the closing price of one share of the applicable Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the applicable Underlying’s risk of decline even though you are not able to participate in any potential appreciation in the price of one share of the applicable Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the price of one share of the applicable

Underlying and the shorter time remaining for the price of one share of the applicable Underlying to recover to or above the applicable Initial Value on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the applicable Underlying. In addition, if the Notes are not called and the applicable Final Value is below the applicable Downside Threshold, you will have a loss on your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the applicable Underlying is above the applicable Downside Threshold. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note plus the applicable Contingent Coupon, or if the price of one share of the applicable Underlying closes below the applicable Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.
t	A Higher Applicable Contingent Coupon Rate and/or a Lower Applicable Coupon Barrier and/or Applicable Downside Threshold May Reflect Greater Expected Volatility of the Applicable Underlying, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the price of one share of the applicable Underlying over a period of time. The greater the expected volatility of the applicable Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that the price of one share of the applicable Underlying could close below the applicable Coupon Barrier on any Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments, or below the applicable Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the applicable Contingent Coupon Rate, the applicable Coupon Barrier and the applicable Downside Threshold, are based, in part, on the expected volatility of the applicable Underlying at the time the terms of the Notes are set, where a higher expected volatility will generally be reflected in a higher applicable Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower applicable Coupon Barrier and/or a lower applicable Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher applicable Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower applicable Coupon Barrier or applicable Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of the applicable Underlying and the potential loss of a significant portion or all of your principal at maturity.
t	Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the Maturity Date.
t	Each Contingent Coupon Is Based Solely on the Closing Price of One Share of the Applicable Underlying on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing price of one share of the applicable Underlying on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing price of one share of the applicable Underlying on the applicable Observation Date, if that closing price is less than the applicable Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of the applicable Underlying was higher on other days during the period before that Observation Date.
t	No Dividend Payments or Voting Rights or Other Ownership Rights in the Applicable Underlying — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the applicable Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying and the Notes.
t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if the applicable Underlying does not close below the applicable Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying, including extending loans to, or making equity investments in, the issuer of the applicable Underlying or providing advisory services to the issuer of the applicable Underlying. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying and could affect the value of the applicable Underlying, and therefore the market value of the Notes.
t	Potential JPMorgan Financial Impact on the Market Price of the Applicable Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the applicable Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying may adversely affect the market price of the applicable Underlying and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, the estimated cost of hedging our obligations under the Notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the applicable Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the closing price of one share of the applicable Underlying;
t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;
t	whether the closing price of one share of the applicable Underlying has been, or is expected to be, less than the applicable Coupon Barrier on any Observation Date and whether the applicable Final Value is expected to be less than the applicable Downside Threshold;
t	the dividend rate on the applicable Underlying;
t	the occurrence of certain events affecting the issuer of the applicable Underlying that may or may not require an adjustment to the closing price and the Stock Adjustment Factor of the applicable Underlying, including a merger or acquisition;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlyings

t	Single Stock Risk — The price of one share of the applicable Underlying can rise or fall sharply due to factors specific to that Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying and its issuer, please see “The Underlyings” and the section applicable to that Underlying issuer in this pricing supplement and that issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying issuer.
t	No Affiliation with the Applicable Underlying Issuer — We are not affiliated with the issuer of the applicable Underlying. We have not independently verified any of the information about the applicable Underlying issuer contained in this pricing supplement. You should make your own investigation into the applicable Underlying and its issuer. We are not responsible for the applicable Underlying issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
t	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price and the Stock Adjustment Factor of the applicable Underlying for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes, whether the Notes will be automatically called and any payment on the Notes may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of $100.00, a Downside Threshold and Coupon Barrier of $80.00 (which is 80.00% of the hypothetical Initial Value) and a Contingent Coupon Rate of 6.00%* per annum. The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value for any Underlying. The actual Initial Value and the resulting Downside Threshold and Coupon Barrier for each Underlying are based on the closing price of one share of that Underlying on August 26, 2026 and are specified on the cover of this pricing supplement. For historical data regarding the actual closing prices of one share of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Principal Amount:	$10.00
Term:	2 years (unless earlier called)
Hypothetical Initial Value:	$100.00
Hypothetical Contingent Coupon Rate:	6.00%* per annum (or 0.50% per month)
Observation Dates:	Monthly
Hypothetical Downside Threshold:	$80.00 (which is 80.00% of the hypothetical Initial Value)
Hypothetical Coupon Barrier:	$80.00 (which is 80.00% of the hypothetical Initial Value)

*	The actual value of any Contingent Coupon payments you will receive over the term of the Notes, the actual value of the payment upon automatic call or at maturity and the actual Initial Value, Downside Threshold and Coupon Barrier for each Underlying applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios. The actual Contingent Coupon Rate, Initial Value, Downside Threshold and Coupon Barrier for each Underlying are specified on the cover of this pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying. These examples are intended to illustrate how the value of any payment on the Notes will depend on the closing price of one share of the applicable Underlying on the Observation Dates.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$110.00 (at or above Initial Value)	$10.05 (Payment upon Automatic Call)

	Total Payment:	$10.05 (0.50% return)

Because the Notes are automatically called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.05 per Note, reflecting your principal amount plus the applicable Contingent Coupon. No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Twenty-Third Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Value)	$0.05 (Contingent Coupon)
Second Observation Date	$80.00 (at or above Coupon Barrier; below Initial Value)	$0.05 (Contingent Coupon)
Third through Twenty-Second Observation Dates	Various (all at or above Coupon Barrier; all below Initial Value)	$1.00 (Contingent Coupons)
Twenty-Third Observation Date	$105.00 (at or above Initial Value)	$10.05 (Payment upon Automatic Call)

	Total Payment:	$11.15 (11.50% return)

Because the Notes are automatically called on the twenty-third Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.05 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $1.10 received in respect of prior Observation Dates, we will have paid you a total of $11.15 per Note for an 11.50% total return on the Notes. No further amounts will be owed on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Value Is at or above the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Value)	$0.05 (Contingent Coupon)
Second Observation Date	$85.00 (at or above Coupon Barrier; below Initial Value)	$0.05 (Contingent Coupon)
Third through Twenty-Third Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$85.00 (at or above Downside Threshold; below Initial Value)	$10.05 (Payment at Maturity)

	Total Payment:	$10.15 (1.50% return)

At maturity, we will pay you a total of $10.05 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.10 received in respect of prior Observation Dates, we will have paid you a total of $10.15 per Note for a 1.50% total return on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value Is below the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Value)	$0.05 (Contingent Coupon)
Second Observation Date	$85.00 (at or above Coupon Barrier; below Initial Value)	$0.05 (Contingent Coupon)
Third through Twenty-Third Observation Dates	Various (all at or above Coupon Barrier; all below Initial Value)	$1.05 (Contingent Coupons)
Final Valuation Date	$60.00 (below Downside Threshold)	$10.00 × (1 + Underlying Return) = $10.00 × (1 + -40%) = $10.00 × 60% = $6.00 (Payment at Maturity)

	Total Payment:	$7.15 (-28.50% return)

Because the Notes are not automatically called, the Final Value of $60.00 is below the Downside Threshold and the Underlying Return is -40%, at maturity we will pay you $6.00 per Note. When that amount is added to the Contingent Coupon payments of $1.15 received in respect of prior Observation Dates, we will have paid you $7.15 per Note for a loss on the Notes of 28.50%.

Example 5 — Notes Are NOT Automatically Called and the Final Value Is below the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$65.00 (below Coupon Barrier)	$0.00
Second Observation Date	$60.00 (below Coupon Barrier)	$0.00
Third through Twenty-Third Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$50.00 (below Downside Threshold)	$10.00 × (1 + Underlying Return) = $10.00 × (1 + -50%) = $10.00 × 50% = $5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Notes are not automatically called, the Final Value is below the Downside Threshold and the Underlying Return is -50%, at maturity we will pay you $5.00 per Note for a loss on the Notes of 50.00%. Because there is no Contingent Coupon paid during the term of the Notes, that represents the total payment on the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the issuers of the Underlyings. This information has been obtained from publicly available sources, without independent verification. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical prices of any Underlying as an indication of future performance.

Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying under the Exchange Act can be located by reference to its SEC file number provided below. We do not make any representation that these publicly available documents are accurate or complete.

Advanced Micro Devices, Inc.

According to its publicly available filings with the SEC, Advanced Micro Devices, Inc., which we refer to as AMD, is a semiconductor company whose products include Artificial Intelligence (AI) Accelerators, microprocessors (CPUs) and graphics processing units (GPUs), as standalone devices or as incorporated into accelerated processing units (APUs), chipsets, data center and professional GPUs, embedded processors, semi-custom System-on-Chip (SoC) products, microprocessor and SoC development services and technology, data processing units (DPUs), Field Programmable Gate Arrays (FPGAs), System on Modules (SOMs), AI Network Interface Cards (AI NICs) and Adaptive SoC products. From time to time, AMD may also sell or license portions of its intellectual property portfolio. The common stock of AMD, par value $0.01 per share (Bloomberg ticker: AMD), is listed on The Nasdaq Stock Market, which we refer to as the relevant exchange for purposes of AMD in the accompanying product supplement. AMD’s SEC file number is 001-07882.

Historical Information Regarding the Common Stock of AMD

The graph below illustrates the daily performance of the common stock of AMD from January 4, 2016 through August 26, 2026, based on information from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing price of one share of the common stock of AMD on August 26, 2026 was $480.93. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of AMD has experienced significant fluctuations. The historical performance of the common stock of AMD should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of AMD during the term of the Notes.  There can be no assurance that the performance of the common stock of AMD will result in the return of any of your principal amount or the payment of any Contingent Coupon.

The dotted line represents the Downside Threshold and Coupon Barrier of $264.51, equal to 55.00% of the closing price of one share of the common stock of AMD on August 26, 2026.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

CrowdStrike Holdings, Inc.

According to its publicly available filings with the SEC, CrowdStrike Holdings, Inc., which we refer to as CrowdStrike, is a cybersecurity company with a cloud-delivered platform that provides protection across endpoints, cloud workloads, identity and data through a software as a service (“SaaS”) subscription-based model that spans multiple markets, including endpoint protection, security and IT operations, managed detection and response, Next-Gen SIEM, cloud and identity security, threat intelligence, data protection, exposure management and AI security capabilities. The Class A common stock of CrowdStrike Holdings, Inc., par value $0.0005 per share (Bloomberg ticker: CRWD), is listed on The Nasdaq Stock Market, which we refer to as the relevant exchange for purposes of CrowdStrike in the accompanying product supplement. CrowdStrike’s SEC file number is 001-38933.

Historical Information Regarding the Class A Common Stock of CrowdStrike

The graph below illustrates the daily performance of the Class A common stock of CrowdStrike from June 12, 2019 through August 26, 2026, based on information from Bloomberg, without independent verification. The Class A common stock of CrowdStrike commenced trading on The Nasdaq Stock Market on June 12, 2019 and therefore has limited performance history. The closing price of one share of the Class A common stock of CrowdStrike on August 26, 2026 was $189.18. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the Class A common stock of CrowdStrike has experienced significant fluctuations. The historical performance of the Class A common stock of CrowdStrike should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Class A common stock of CrowdStrike during the term of the Notes.  There can be no assurance that the performance of the Class A common stock of CrowdStrike will result in the return of any of your principal amount or the payment of any Contingent Coupon.

The dotted line represents the Downside Threshold and Coupon Barrier of $104.05, equal to 55.00% of the closing price of one share of the Class A common stock of CrowdStrike on August 26, 2026.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Snowflake Inc.

According to its publicly available filings with the SEC, Snowflake Inc., which we refer to as Snowflake, operates a platform that supports a range of workloads that enable its customers’ business objectives, including data warehouse, data lake, data engineering, artificial intelligence/machine learning, applications, collaboration, cybersecurity and Unistore. The common stock of Snowflake, par value $0.0001 per share (Bloomberg ticker: SNOW), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Snowflake in the accompanying product supplement. Snowflake’s SEC file number is 001-39504.

Historical Information Regarding the Common Stock of Snowflake

The graph below illustrates the daily performance of the common stock of Snowflake from September 16, 2020 through August 26, 2026, based on information from Bloomberg, without independent verification. The common stock of Snowflake commenced trading on the New York Stock Exchange on September 16, 2020 and therefore has limited performance history. The closing price of one share of the common stock of Snowflake on August 26, 2026 was $315.37. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Snowflake has experienced significant fluctuations. The historical performance of the common stock of Snowflake should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Snowflake during the term of the Notes. There can be no assurance that the performance of the common stock of Snowflake will result in the return of any of your principal amount or the payment of any Contingent Coupon.

The dotted line represents the Downside Threshold and Coupon Barrier of $157.69, equal to 50.00% of the closing price of one share of the common stock of Snowflake on August 26, 2026.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

For each offering of the Notes, the estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, the estimated cost of hedging our obligations under the Notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and the section for the applicable Underlying set forth under “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to JPMorgan Financial or JPMorgan Chase & Co., the indenture, the Notes, the related guarantee (together with the indenture and the Notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.